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                                                                   EXHIBIT 10.18

                               Letter of Intent

                                 May 31, 2001

Ladies and Gentlemen:

     This letter confirms our agreement on the principal terms and conditions of Lantronix, Inc.'s (the "Acquirer") proposed option to acquire Synergetic Micro
                        --------
Systems, Incorporated (the "Target").  Each party understands and agrees that
                            ------
preparation and execution of formal, comprehensive agreements is required, containing the terms set forth in Exhibit A and such additional terms as
                                  ---------
Acquirer and Target might agree following good faith negotiation. This Letter of Intent is intended to be non-binding with respect to the matters discussed in Exhibit A, except for Sections 14, 15, 16 and 17, which are intended to be
---------
binding. This letter of intent may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

                              "ACQUIRER"

                              LANTRONIX, INC.

                                    By:     /s/ STEVEN V. COTTON
                                       -----------------------------------------
                                    Name:   Steven V. Cotton
                                    Title:  Chief Financial Officer

                              "TARGET"

                              SYNERGETIC MICRO SYSTEMS, INCORPORATED

                                    By:     /s/ MICHAEL JUSTICE
                                       -----------------------------------------
                                    Name:   Michael Justice
                                    Title:  Chief Executive Officer

                                   Exhibit A
                                   ---------

            Lantronix, Inc./ Synergetic Micro Systems, Incorporated

                                  TERM SHEET

                                 May 31, 2001

     This term sheet sets forth the proposed terms and structure of a potential transaction in which Lantronix, Inc. (the "Acquirer") will obtain an option to
                                           --------
acquire all of the capital stock of Synergetic Micro Systems, Incorporated (the "Target") (including any and all options or other rights to acquire capital
 ------
stock) of Target (the "Option").  This term sheet is for discussion purposes
                       ------
only and does not constitute a binding agreement or commitment of any nature whatsoever between the parties, with the exception of Sections 14, 15, 16, and 17, which the parties intend to be binding. Any transaction will be subject in all respects to a fully negotiated and executed definitive option and merger agreement (together, the "Definitive Agreements") and approval by the board of
                          ---------------------
directors and Shareholders of Target (the "Shareholders") and the board of
                                           ------------
directors of Acquirer. A description of the capitalization of the Target is attached hereto as Annex A.

1.  Stock Purchase/Option     Acquirer shall deposit in an escrow account
                              established with a mutually acceptable third party
                              the amount of eight hundred thousand dollars
                              ($800,000) (the "Initial Consideration"). Upon
                                               ---------------------
                              exercise of the Option by the Acquirer, the initial consideration shall be delivered as a portion of the purchase price. If the Option
                              Period, as defined below, expires or is terminated by Acquirer without Acquirer exercising the Option, the Initial Consideration will be released from escrow and applied to purchase from Target three hundred thirty-six thousand seven hundred
                              (336,700) newly issued shares of the Target's
                              Common Stock.

                              The Option shall be exercisable at any time on or before December 17, 2001 (the "Option Period") for
                                                             -------------
                              the Option Exercise Price (as defined below). Upon the exercise of the Option, the parties shall use commercially reasonable efforts to close the Merger (as defined below) on or before December 31, 2001.

2.  Form of Acquisition       In connection with exercise of the Option,
                              Acquirer will create a new, wholly-owned
                              subsidiary of Acquirer ("Merger Sub"). The form of
                                                       ----------
                              the transaction will be a merger of Merger Sub
                              with and into Target (the "Merger"). As a result
                                                         ------
                              of the Merger, Lantronix will be the sole
                              stockholder of Target and as a result of the
                              Merger, will have indirectly acquired all right,
                              title and interest in and to all intangible and
                              tangible assets of Target, including, but not
                              limited to, all contracts, trademarks, domain
                              names, website rights, know-how, patents, other
                              intellectual
                              property, and any confidential or proprietary
                              information owned by Target, and have indirectly
                              assumed all liabilities of the Target. The date on
                              which the Merger is consummated shall be referred
                              to as the "Closing Date."
                                         ------------

                              At Acquirer's request, Target will cause each Shareholder to enter into an irrevocable proxy or a voting trust at the time the Definitive Agreements are executed.

3.  Purchase Price            The aggregate consideration to be paid by Acquirer
                              within three (3) business days of the Closing Date shall equal $16,500,000 consisting of:

                              $3,300,000 in cash delivered by wire transfer, including the Initial Consideration (the "Cash
                                                                        ----
                              Purchase Price"); and
                              --------------

                              $13,200,000 of unregistered Common Stock of the Acquirer (the "Merger Shares").
                                             -------------

                              In addition, the Acquirer shall assume the options of Target, including approximately $1,500,000 of value as set forth in Section 5 below, subject to final option calculations.

                              The number of Merger Shares shall be determined by dividing $13,200,000 by the closing price of Acquirer common stock on the Closing Date (the "Closing Price"); provided, however, that the
                               -------------
                              actual number of Merger Shares to be issued shall be automatically adjusted at the Closing Date to the extent necessary both to achieve a tax-free transaction and to maintain the value of the Cash Purchase Price plus the value of the Merger Shares (valued at the Closing Price) equal to $16,500,000.

4.  Net Worth True-Up         No later than five (5) business days prior to the
                              Closing Date, Target shall deliver to Acquirer an
                              estimated statement, prepared in good faith, of
                              the Closing Date Net Worth of Target (defined as
                              total assets less total liabilities of Target,
                              determined in accordance with generally accepted
                              accounting principles of the United States
                              ("GAAP"), except that GAAP Notes will not be
                                ----
                              required and adjustments that would be made at
                              year-end under GAAP will be estimated on a pro-
                              rata basis). On the Closing Date, the Cash
                              Purchase Price and the Merger Shares (together the
                              "Purchase Price") shall be reduced pro rata as
                               --------------
                              applicable, by the amount, if any, by which the Closing Date Net Worth of Target is less than the sum (or remainder) of three hundred thousand dollars ($300,000) plus (or minus) any accumulated earnings (or loss) from and after January 1, 2001.
                              Any Purchase Price reduction shall be satisfied from the Cash Purchase Price and Merger Shares (on a pro rata basis) that otherwise would be paid at the Closing.

                                      -2-
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                              At its election, Acquirer may have such Closing
                              Date Net Worth reviewed by Acquirer's internal accountants (and to the extent a dispute arises, by Acquirer's independent auditors). In the event that Acquirer and a representative designated by the Shareholders cannot agree upon a net worth adjustment, Acquirer's auditors and the Shareholder representative's auditors shall select an independent auditor to resolve such dispute, and any resulting decrease in the Closing Net Worth of Target shall result in a post-Closing purchase price adjustment in favor of Acquirer.

5.  Options                   The Acquirer shall assume the outstanding but
                              unexercised options of the Target (the "Acquired
                                                                      --------
                              Options"), provided, that the Purchase Price shall
                              -------
                              be reduced (in cash and Merger Shares, on a pro rata basis) to the extent the Aggregate FMV of the Acquired Options minus the Aggregate FMV of the Acquirer Stock for which such Acquired Options could be exercised (calculating using the Closing
                              Price, and assuming such options are fully vested) exceeds one million five hundred thousand dollars
                              ($1,500,000). The Aggregate FMV of the Acquired
                              Options shall equal the weighted average exercise price of such options (on a post-assumption basis) multiplied by the number of shares of Acquirer
                              Common Stock for which such options shall be exercisable upon their assumption.

                              The Acquired Options will become exercisable for Common Stock of Acquirer, consistent with the existing option terms of the Target (including vesting).

6.  Indemnification and       Twenty percent (20%) of the Cash Purchase Price
    Escrow                    shall be placed in escrow with a third party
                              mutually acceptable to the Target and the Acquirer
                              (the "Escrow Cash") for a period ending eighteen
                                    -----------
                              (18) months from the Closing Date to provide an
                              exclusive remedy against which Acquirer shall
                              exercise any claims for any breaches of
                              Shareholders' or Target's representations,
                              warranties or covenants in the Definitive
                              Agreement. In addition, twenty percent (20%) of
                              the Merger Shares (the "Escrow Shares") issued
                                                      -------------
                              pursuant to the Merger will be placed in escrow for a period ending eighteen (18) from the Closing
                              Date to provide an exclusive remedy against which Acquirer shall exercise any claims for any breaches of Shareholders' or Target's representations, warranties or covenants in the Definitive Agreements. Notwithstanding the above,
                              Shareholders shall remain personally liable for any liability arising from Excluded Claims (as defined below), limited to such Shareholder's pro rata portion of the Aggregate Consideration
                              (except in the case of Shareholder fraud, where such Shareholder's liability shall not be so limited).

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                              All such claims of Acquirer shall be satisfied pro
                              rata from the Cash Purchase Price and Merger
                              Shares (i.e., twenty percent (20%) shall be paid from cash and eighty percent (80%) shall be paid from Escrow Shares), with Merger Shares valued at the Closing Price for the purposes of satisfying any claims.

                              Except for claims relating to environmental, tax and fraud ("Excluded Claims"), claims for
                                          ---------------
                              indemnification shall be recoverable if such
                              claims in the aggregate exceed $100,000, and in such event $50,000 of the first $100,000 of such claims shall be recoverable and the entire amount of such claims in excess of $100,000 shall be recoverable. Except for claims relating to any of the Excluded Claims (which shall survive until expiration of applicable statute of limitations) and all pending claims of which written notice to the Shareholder's representative has been delivered by Acquirer all of the Target's and the Shareholder's obligations under the Definitive Agreements shall expire on the eighteen (18) month anniversary of the Closing Date (the "Release
                                                                    -------
                              Date").
                              ----

                              Acquirer shall take commercially reasonable efforts to mitigate its losses and damages from any indemnification claim. The amounts of all indemnification claims shall be reduced by amounts actually received from insurance relating to such claims; provided that the Acquirer shall take commercially reasonable efforts to collect any sums payable from such insurance.

                              No later than fourteen (14) days after the Release Date, the Escrow Shares and Escrow Cash not transferred to Acquirer or reserved for then pending or threatened claim (for which written notice to the Shareholder's representative has been delivered by Acquirer) will be distributed to the Shareholders by way of joint escrow instructions. All interest on the Escrow Cash shall be distributed to the Shareholders upon distribution of the escrow. All dividends and distributions, if any, on the Escrow Shares, shall be distributed to the Shareholders as earned.

                              Acquirer on the one hand and Target's Shareholders in the aggregate on the other hand each shall bear fifty percent (50%) of the cost of a third party escrow agent.

7.  Tax and Accounting        The parties intend that the proposed Merger will
                              qualify as a tax-free reorganization, and that the proposed Merger will be accounted for as a purchase. The parties will negotiate in good faith any modifications to this term sheet with the intent that the proposed Merger qualifies as a

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                              tax-free reorganization.

8.  Securities Law Matters    The Merger Shares will be issued pursuant to an
                              exemption from registration under the `33 Act. The shares will be restricted securities, and shall be subject to customary share legends and resale restrictions.

                              Acquirer shall use commercially reasonable efforts to file a Form S-8 registration statement with respect to the Acquired Options within 90 days of the close of the Merger (the "Registration Date")
                                                            -----------------
                              or as soon thereafter as reasonably practicable.

                              The Shareholders shall have Piggyback Rights with respect to public offerings by Acquirer that are on par with existing Piggyback Rights granted by Acquirer.

9.  Due Diligence             Both parties agree to make available and grant
    Investigation             access to any corporate or financial information
                              as is reasonably necessary to conduct a due diligence review. Both parties shall take reasonable good faith efforts promptly to provide the other party or its counsel such documents as may reasonably be requested in writing. The parties will enter into a mutually agreeable confidentiality agreement promptly after execution of this term sheet.

                              Acquirer shall have the right to continue due diligence review after the Definitive Agreement is entered into, which will provide, among other things, that Acquirer and its representatives will only speak with and otherwise contact regarding the proposed transaction, those employees and other representatives of Target as are designated by Michael Justice. Subject to the foregoing, Target will provide Acquirer and its consultants access to the facilities of the Target after the Definitive Agreement is entered into to perform such investigations and tests as Acquirer deems desirable.

10.  Employment,              Contemporaneous with the execution of the Merger
     Non-competition and      Agreement, Target will enter into employment, non-
     Other Agreements         competition and/or stock restriction agreements
                              with persons designated by Acquirer and on such terms and conditions as are mutually acceptable to Acquirer and Target. The Acquirer requires that
                              Michael Justice enter into an employment agreement with Target with a term of three (3) years and such other terms mutually acceptable to Mr.
                              Justice and Acquirer. Key employees shall enter into non-compete agreements with terms not less than five (5) years from the Closing Date (or three (3) years if such employee is terminated other than for cause).

11.  Transaction in           Each Shareholder shall agree that during the
     Acquirer Securities      period of the Option, and, in the event the Option
                              is exercised, for a period ending on the first anniversary of the Closing Date, such Shareholder will not sell any equity security nor establish or increase a put equivalent position or liquidate or decrease a call equivalent position (as such terms are defined in Rule 16a-1 of the 1934 Act) or enter into any hedging transaction with respect to the Acquirer's capital stock, including without limitation, equity swaps, pre-paid forward contracts or zero cost collars; provided, however, that (i) such non-employee Shareholders as Target may designated with respect to no more than one hundred thousand (100,000) shares of Merger Shares and (ii) Michael Justice with respect to one-half of the consideration he receives pursuant to the Merger, may enter into hedging transactions and, provided that any such transaction complies with all applicable trading policies of the Acquirer and all applicable laws.

                              Each Shareholder shall agree that during the period of the Option, such Shareholder shall not transfer his or her shares to any third party other than to members of his or her immediate family and trusts for his or their benefit.

12.  Merger Agreement         The Merger Agreement shall include, among other
                              things, representations and warranties by the Acquirer, Shareholders and Target, covenants and closing conditions customary for transactions of this nature. The representations of Target shall survive until the Release Date; provided, that Excluded Claims shall survive until the expiration of the applicable statute of limitations.
                              Representations and warranties of Acquirer shall survive until the Closing Date, except that representations and warranties of the Acquirer relating to the Merger Shares shall survive until the first anniversary of the Closing Date.

                              Conditions to closing shall include, without limitation, (i) approval of this transaction by the boards of directors of both parties, Shareholders and any other necessary parties; (ii) receipt of any necessary regulatory approvals including an HSR filing, if necessary; and (iii) completion of its diligence review to the Acquirer's reasonable satisfaction.

                              The parties will use their reasonable efforts to complete the Definitive Agreements within twenty
                              (20) days of the signing of the term sheet.

13.  Shareholder Agreement    At the time of the execution of the Definitive
                              Agreement, the Shareholders shall agree until expiration or termination by Acquirer of the Option without exercise, if applicable, to vote in favor of the transaction and not to transfer their shares to any third party.

14.  Nondisclosure            The parties will keep the existence and terms of
                              this term sheet confidential and will not make any public announcement regarding this term sheet or any transaction contemplated hereby, provided, that Acquirer may announce the execution of this term sheet on a date mutually agreed by the parties and provide a general description of the contemplated transaction, with any press release using text mutually agreed upon by Target and Acquirer. Acquirer may make public disclosure required by applicable securities laws and regulations after the execution of the Definitive
                              Agreement, or such earlier date as agreed by Acquirer and Target.

15.  No-Shop Provision and    Until ninety (90) days after the date of this term
     Termination Fee          sheet, or such earlier date as Acquirer and Target
                              mutually agree in writing to discontinue
                              discussions regarding the Merger (the "Expiration
                                                                     ----------
                              Date"), and in consideration for Acquirer's
                              ----
                              commitment of time and resources to perform due
                              diligence and enter into discussions regarding the
                              Merger, Target will not, directly or indirectly,
                              through any officer, director, employee, affiliate
                              or agent or otherwise, take any action to solicit,
                              initiate, seek, encourage or support any inquiry,
                              proposal or offer from, furnish any information
                              to, or participate in any negotiations with, any
                              third party regarding any acquisition of Target,
                              any merger or consolidation with or involving
                              Target, or any acquisition of any portion of the
                              stock or assets of Target (other than the sale of
                              inventory in the ordinary course of business) (an
                              "Acquisition Transaction"). Target agrees that any
                               -----------------------
                              such negotiations (other than negotiations with Acquirer) in progress as of the date of this letter will be suspended during such period and that Target will not accept or enter into any agreement, arrangement or understanding regarding any Acquisition Transaction during such period.

                              If Target or any of its officers, directors, employees, affiliates or agents receives any proposal for, or inquiry respecting, any third party acquisition transaction involving Target, or any request for nonpublic information in connection with any such proposal or inquiry, Target will promptly notify Acquirer, describing in detail the identity of the person making such proposal or inquiry and the terms and conditions of such proposal or inquiry.

16.  Break-up Fee             In the event that the transactions contemplated
                              hereby are not consummated due to Target's violation of Section 15 Target will pay Acquirer a five hundred thousand dollar ($500,000) cash break-up fee.

                              In the event Target or any Shareholder refuses to enter into an agreement substantially on the terms provided herein and other

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                              customary and commercially reasonable terms,
                              Target shall reimburse the Acquirer its reasonable out-of-pocket expenses associated with the negotiation of this term sheet and the definitive documentation, including legal and accounting expenses, such reimbursement under this provision not to exceed thirty thousand dollars ($30,000).

                              In the event Acquirer refuses to enter into an agreement substantially on the terms provided herein and other customary and commercially reasonable terms, Acquirer shall reimburse the Target its reasonable out-of-pocket expenses associated with the negotiation of this Term Sheet and the definitive documentation, including legal and accounting expenses, such reimbursement under this provision not to exceed thirty thousand dollars ($30,000).

17.  Expenses                 Except as expressly provided in Section 16,
                              Acquirer, Target and the Shareholders shall each be liable for their own costs, including legal, accounting, and other such costs, incurred by each of them in the negotiation and closing of this transaction, and the parties each shall indemnify the other for any claims for brokerage or finders fees by persons claiming to have been engaged by such party; provided that upon exercise of the Option, Acquirer shall pay for up to twenty-five thousand ($25,000) of such legal fees. All other out-of-pocket expenses of Target associated with the negotiation and consummation of the transaction, including but not limited to expenses of counsel, accountants, finders fees and investment banking fees, shall result in an equivalent Cash Purchase Price reduction.

18.  Opinion                  Counsel for Target and Acquirer each will give a
                              legal opinion customary for a transaction of this type.

     This term sheet represents only the current thinking of the parties with respect to certain of the major issues relating to the proposed transaction. Therefore, it is understood and acknowledged that except as to Sections 14, 15, 16 and 17 this term sheet is not intended and will not be deemed to be a legally binding agreement among the parties for any purposes. All rights and obligations of the parties will be subject to negotiation and execution of a definitive acquisition agreement among the parties and completion of the due diligence and other matters set forth above.